AMENDMENT TO THE CLEARWATER PAPER CORPORATION
SALARIED SUPPLEMENTAL BENEFIT PLAN

The Clearwater Paper Corporation Salaried Supplemental Benefit Plan, as amended and restated as of January 1, 2016 (the “Plan”), is hereby amended as follows effective as of October 11, 2021:

Section 4(b) of the Plan (“401(k) Plan Supplemental Benefit”) is hereby amended by revising the paragraph setting forth the method for calculating earnings and losses after January 1, 2009 to read as follows:

(iii)    Effective as soon as practicable after January 1, 2009 as determined by the Committee or its delegate, for Participant groups identified by the Committee, earnings and losses shall be calculated by reference to the rate of return on one or more of the investment alternatives that are available under the 401(k) Plan and which are designated by the Committee as available under this Plan, which shall include a stable value fixed income fund (the “Stable Value Fund”) and an account that is deemed invested in Stock Units (the “Stock Unit Account”) and shall exclude any self-directed brokerage account available under the 401(k) Plan. Each Participant may select (in ten percent (10%) increments) which investment alternative(s) will be used for this purpose with respect to his or her bookkeeping account, and the alternative(s) selected need not be the same as the Participant has selected under the 401(k) Plan, but any such selection will apply only prospectively. The Committee shall determine how frequently such selections may be changed.

To record adoption of this Amendment, Clearwater Paper Corporation has caused its authorized officer to execute the same.

Date: December 30, 2021    CLEARWATER PAPER CORPORATION

By:      Name: Kari G. Moyes
Title:    Senior Vice President, Human Resources

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